Exhibit 99.1

P.O. Box 25099 ● Richmond, VA 23260 ● phone: (804) 359-9311 ● fax (804) 254-3584

PRESS RELEASE

CONTACT		RELEASE

Candace C. Formacek		4:16 p.m. ET
Phone:	(804) 359-9311
Fax:	(804) 254-3584
Email:	investor@universalleaf.com

Universal Corporation Completes Acquisition of Shank’s Extracts, Inc.

Richmond, VA ● October 4, 2021 / PRNEWSWIRE

Universal Corporation (NYSE: UVV) today announced that it has successfully completed its previously announced acquisition of Shank’s Extracts, Inc. (“Shank’s”), a privately-held, specialty ingredient, flavoring and food company with bottling and packaging capabilities. Universal funded the transaction with a combination of cash on hand and existing borrowing capacity. The acquisition expands Universal’s plant-based ingredients platform, adding to the Company’s product offerings and growing the value-added services available to its customers by adding flavors, custom packaging and bottling, and product development capabilities. Shank’s has a strong presence within the flavoring, extracts and bottling marketplace, with significant vanilla expertise. In addition to pure vanilla extract products, Shank’s offers a robust portfolio of over 2,400 other extracts, distillates, natural flavors and colors for industrial and private label customers worldwide. Shank’s employs more than 200 people and has a 191,000 square foot manufacturing campus in Lancaster, Pennsylvania.

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global business-to-business agri-products supplier to consumer product manufacturers, operating in over 30 countries on five continents, that sources and processes leaf tobacco and plant-based ingredients. Tobacco has been the Company’s principal focus since its founding in 1918, and Universal is the leading global leaf tobacco supplier. Through the Company’s plant-based ingredients platform, it provides a variety of value-added manufacturing processes to produce high-quality, specialty vegetable- and fruit-based ingredients for the food and beverage end markets. Universal has been finding innovative solutions to serve its customers and meet their agri-product needs for more than 100 years. The Company’s revenues for the fiscal year ended March 31, 2021, were $2.0 billion. Visit www.universalcorp.com for more information on Universal Corporation and the latest Company news.

# # #